UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 2, 2009

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 2, 2009, Helix Wind, Corp., a Nevada corporation (“Helix”), entered into a stock purchase agreement (“Purchase Agreement”) to purchase all of the issued and outstanding shares of Venco Power GmbH, a German company (“Venco”) from its shareholders. Venco is a German-based producer of vertical axis small wind turbines. The aggregate purchase price of 2,750,000 Euros, which consists of cash and shares of common stock of Helix, is subject to certain reductions and adjustments as provided for in the Purchase Agreement, including a reduction for certain liabilities of Venco which exist on the closing date of the acquisition. At the closing, Helix will deliver to the selling shareholders the dollar equivalent of 550,000 Euros, subject to adjustments based on the then exchange rate of the Euro.  The balance of the cash portion will be paid by a two-year secured promissory note (the “Note”) to be issued by Helix to the shareholders, with (i) an aggregate of 115,000 Euros payable to the sellers on the first anniversary of the closing, subject to reduction (up to 40,000 Euros) for certain indemnities provided by the sellers and (ii) an aggregate of 242,500 Euros payable on the second anniversary of the closing, contingent upon the occurrence of certain events described in the Note. The Note bears interest at the prime rate plus 1% per annum and may be prepaid at any time. Moreover, the Note automatically becomes null and void if certain of the principals of the selling shareholders do not reasonably assist in the filing in the US of certain contemplated patents before the second anniversary of the closing. The Note will be secured by all of Venco’s assets existing as of the closing date of the acquisition, and as further security, 7.5% of gross sales of the turbines sold by Venco will be held in escrow until the second installment payment is made.

The portion of the purchase price consisting of Helix common stock shall equal the quotient of (x) 1,592,000 Euros and (y) the weighted average conversion rate of the Euro for the 10 business days immediately prior to the closing date divided by (z) US $2.00, subject to adjustment as set forth in the Purchase Agreement based upon the value of the Euro at closing.  In connection with the Purchase Agreement, the shareholders and Helix will also enter into a put right agreement (the “Put Right Agreement”) pursuant to which the sellers will have the option to sell to Helix the Helix shares issued to them for $2.00 per share (the “Put Price”). This right shall commence from the closing and terminate upon the earlier of: (i) the second anniversary of the closing, and (ii) commencing after the first anniversary of the closing date, for a 90-day period in which the average trading volume exceeds $3.00 per share and the daily trading volume is at least 50,000 shares.  Alternatively, the holder of the put option may opt to purchase additional shares of common stock of Helix for the Put Price by cashless exercise.

The Purchase Agreement also contains customary representations, warranties and covenants of the parties. The indemnification for certain losses is capped at 10% of the purchase price, payable in cash or stock of Helix as determined by the Sellers. The Purchase Agreement may be terminated under certain circumstances including, if Helix does not raise $5 million within 120 days, or if the acquisition does not close within 180 days, of the execution of the Purchase Agreement. Helix also has a right to terminate the Purchase Agreement if any information provided in the exhibits or disclosure schedules to the Purchase Agreement is inaccurate, incomplete or untrue, in any material respect. Consummation of the acquisition is subject to the satisfaction of the other closing conditions as set forth in the Purchase Agreement.

Until the earlier of the closing of the acquisition or the termination of the Purchase Agreement neither Venco nor the selling shareholders may solicit or engage in any discussions, negotiations or transactions regarding a business combination with, or the business of, Venco, or the sale of any of its assets or capital stock with any third party.

The shares of Helix stock issued pursuant to the Purchase Agreement to the selling shareholders of Venco will be subject to a two-year lock-up agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, sales or transfers will be permitted during the 2nd year, subject to a monthly volume limitation not to exceed 8.5% of the total number of Helix shares held by such seller.

Prior to closing, Helix will negotiate the terms of and enter into employment agreements with Reinhard Caliebe and Andreas Gorke and a consulting agreement with Dr. Matthias Pfalz. All of said individuals are principals of the Sellers.

For all the terms and conditions of the Purchase Agreement and the forms of the Note, the Lock Up Agreement and the Put Right Agreement, reference is hereby made to such documents annexed hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.  All statements made herein concerning the foregoing are qualified by reference to said Exhibits.

Item 8.01 Other Events

The  disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 8.01.

On September 3, 2009, Helix issued a press release announcing that it entered into the Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1      Purchase Agreement, dated September 2, 2009, by and among Helix Wind Corp., Venco Power GmbH, Fiber-Tech Products GmbH, Weser Anlagentechnik Beteiligungs GmbH, CLANA Power Systems GmbH, Reinhard Caliebe, Andreas Gorke and Matthias Pfalz.

Exhibit 10.2       Form of Secured Promissory Note

Exhibit 10.3       Form of Lock Up Agreement

Exhibit 10.4       Form of Put Right Agreement

Exhibit 99.1       Press Release, dated September 3, issued by Helix Wind, Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By:	/s/ Ian Gardner
Name:	Ian Gardner
Title:	Chief Executive Officer

Date:  September 3, 2009